                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          HOMECOM COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                    58-2153309
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                          14 Piedmont Center, Suite 100
                               3535 Piedmont Road
                                Atlanta, GA 30305

            HomeCom Communications, Inc. Consultant Warrant Agreement
                            (Full Title of the Plan)

 Norm Smith, 14 Piedmont Center, Suite 100, 3535 Piedmont Rd., Atlanta, GA 30305
                     (Name and address of agent for service)



                          Copies of Communications to:
                                   Harvey Sax
                                  Jim Ellsworth
                          14 Piedmont Center, Suite 100
                                3535 Piedmont Rd.
                                Atlanta, GA 30305
                                 (404) 237-4646


                         CALCULATION OF REGISTRATION FEE

                          Consultant Warrant Agreement


  Title of           Amount
Securities to be      to be       Offering Price     Aggregate        Amount of
  Registered        Registered     Per Share        Offering Price   Registration Fee
Common Stock
($0.0001 Par Value) 15,077 Shares (1)  $3 7/8       $58,423.38         $154.23

================================================================================

         (1) Represents 15,077 of shares of Common Stock, authorized for issuance by the Company to its outside counsel, Sims Moss Kline & Davis LLP, pursuant to that certain "Warrant Agreement", dated as of December 20, 1999 (the AWarrant Agreement@).

as described in the Prospectus.

         (2) Pursuant to Rule 457(h) under the Securities Act of 1933, computed on the basis of $0.01 per share, representing the price at which the securities may be acquired pursuant to the Warrant Agreement.The last sale as reported by NASDAQ on December 20, 1999 was $3 7/8.

         Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Item 1.  Plan Information

         This registration statement relates to the offer and sale of common stock, $0.0001 per share (the "Common Stock"), of HomeCom Communications, Inc. (the "Company") to its outside legal counsel, Sims Moss Kline & Davis LLP (the "Consultant"), representing payment by the Company to Consultants for a portion of the legal fees incurred by the Company for legal services from December 1998 through November, 1999. In connection therewith, the Consultants are being offered the opportunity to purchase up to 15,077 shares of Common Stock of the Company pursuant to that certain warrant Agreement, dated as of December
20, 1999. This summary should be read in connection with the Warrant
Agreement, which is incorporated herewith as an exhibit hereto.

         Item 2. Registrant Information and Employee Plan Information

         The Consultants have been provided with copies of the documents incorporated herein by reference in Part II, Item 3, and have been advised by the Company in writing that such documents will be available to the consultant without charge upon Consultant's request to the Company's offices at 14 Piedmont Center, Suite 100, 3535 Piedmont Road, Atlanta, GA 30305, telephone (404) 237-4646.

         Item 3.  Incorporation of Documents by Reference

         The Company's Annual Report on Form 10-K/A for the year ended December 31, 1998, which has been filed by the Company with the Commission (File No. 1-9716) and Company's Registration Statement Form S-1 filed with the US Securities Exchange Commission on December 8, 1999, is incorporated herein by reference. All other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the foregoing Annual Report on Form 10-K/A are incorporated herein by reference. All other reports or documents filed by the Company pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statements contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The financial statements of HomeCom Communications, Inc. and subsidiaries as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 included in the Company's Registration Statement Form S-1 filed with the US Securities Exchange Commission on December 8, 1999, have been incorporated in this Registration Statement by reference in reliance upon the report, also incorporated in this Registration Statement by reference, of PricewaterhouseCoopers LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         The description of the Company's Common Stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description. Item 4. Description of Securities

         The class of securities to be offered is registered under Section 12 of the Exchange Act.

         Item 5.  Interests of Named Experts and Counsel

         Since March 1998, the Consultant has acted as legal counsel to the Company. The shares of Common Stock subject to issuance pursuant to the Warrant Agreement are being issued by the Company as partial payment for outstanding legal fees owed to the Consultant for legal services rendered to the Company from December 1998 through November 1999.

         Item 6.  Indemnification of Directors and Officers

         The Company's Restated Certificate of Incorporation provides, as permitted by Delaware law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is provided by an applicable statute. While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of duties to the Company, it does not eliminate those duties. Accordingly, the Restated Certificate of Incorporation should not affect the availability of equitable remedies, such as injunction or recission, based on a director's breach of the duty of care. However, equitable remedies may not provide stockholders adequate monetary compensation for damages caused by breach of duties to the Company. The Company's Restated Bylaws provide for mandatory indemnification of directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted by Delaware General Corporation Law. These limitations on personal liability do not apply to liabilities under federal securities laws. However, these provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties.

Item 7.  Exemption from Registration Claimed

         Not applicable.

         Item 8.  Exhibits

         Reference is made to the Exhibit Index.

         Item 9.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15
(d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

         Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 20 day of December, 1999.

                          HOMECOM COMMUNICATIONS, INC.


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey W. Sax and James Ellsworth, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of December 20, 1999, by the following persons in the capacities indicated.



By /s/ Harvey W. Sax
   -------------------------
Harvey W. Sax, President and
Chief Executive Officer


/s/ Harvey W. Sax                           /s/  Daniel A. Delity
    -------------------                          -------------------
Harvey W. Sax, Director


/s/ Gia Bokuchava                                     /s/ Claude Thomas
    -------------------                                   -------------------
Gia Bokuchava, Director                               Claude Thomas, Director


/s/ Roger Nebel                             /s/ James  Wm. Ellsworth
    -----------------                           --------------------------
Roger Nebel, Director                       James W.. Ellsworth, Chief Financial Officer


/s/ William Walker
    -----------------------
   William Walker, Director


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EXHIBIT INDEX

         The following exhibits are filed as a part of the Registration
Statement:



         Exhibit 4         Consultant Warrant Agreement

         Exhibit 5         Opinion of Sims Moss Kline & Davis LLP

         Exhibit 23.1      Consent of PriceWaterhouseCoopers, LLP

         Exhibit 23.2      Consent of Sims Moss Kline & Davis LLP (included in Exhibit 5)

         Exhibit 24        Power of Attorney (included on signature page)